Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made effective as of October 8, 2024 (the “Effective Date”), by and among First Interstate BancSystem, Inc., a Delaware corporation (the “Company”), First Interstate Bank, a Montana bank (the “Bank”) and James Reuter (“Executive”). The Company, Bank and Executive are sometimes collectively referred to herein as the “Parties.”
WITNESSETH
WHEREAS, the Company and the Bank desire to employ Executive as the President and Chief Executive Officer of the Company and Bank (collectively, the Company and Bank shall be referred to in this Agreement as the “Employer”) and Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement; and
WHEREAS, this Agreement is intended to supersede any and all prior agreements, arrangements and understandings between the Company and its affiliates and Executive relating to the provision of services by Executive to the Employer.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the Parties hereby agree as follows:
1.POSITION AND RESPONSIBILITIES.
During the term of this Agreement, Executive shall serve as President and Chief Executive Officer of the Employer, and will perform all duties and will have all powers that are generally incident to the office of the President and Chief Executive Officer. Without limiting the generality of the foregoing, Executive will be responsible for the overall management of the Employer, and will be responsible for establishing the business objectives, policies and strategic plans of the Employer in conjunction with the Board of Directors of the Employer (collectively, and as applicable, the “Board of Directors” or “Board”). Executive also will be responsible for providing leadership and direction to all departments or divisions of the Employer and its subsidiaries and affiliates, and will be the primary contact between the Board and other officers and employees of the Employer. As President and Chief Executive Officer of the Employer, Executive will report directly to the Board and all employees will report directly or indirectly to Executive except as required by applicable law or listing standards. Executive also agrees to serve as an officer and director of any affiliate of the Employer.
2.TERM AND DUTIES.
(a)Term. The initial term of this Agreement shall commence as of the date that Executive commences active employment with the Company (the “Start Date”) and shall continue thereafter for a period of sixty (60) full calendar months (the “Term”); provided, however, that commencing on the fifth annual anniversary of the Start Date, and on each annual anniversary of such date (each a “Renewal Date”), the Term shall be automatically extended for an additional year so as to terminate one (1) year from such Renewal Date unless, at least ninety (90) days prior to any Renewal Date, the Board or Executive gives notice to the other that the Term will not be so extended. Notwithstanding the foregoing, in the event that the Employer has entered into an agreement to effect a transaction that would be considered a Change in Control as defined below, then the Term of this Agreement shall be extended and shall terminate twenty four (24) months following the date on which the Change in Control occurs.
(b)Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Employer may terminate Executive’s employment with the Employer at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.
(c)Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Employer and Executive may mutually agree.

(d)Duties; Membership on Other Boards. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board or a committee of the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Employer; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations which, in the Board’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement. Executive shall provide the Board annually for its approval a list of organizations for which Executive acts as a director or officer.
3.COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a)Base Salary. In consideration of Executive’s performance of the duties set forth in Sections 1 and 2, the Employer shall provide Executive the compensation specified in this Agreement. The Employer shall pay Executive a salary of one million dollars ($1,000,000) per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Employer are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Employer may increase, but not decrease Executive’s Base Salary (except for a decrease that is generally applicable to all employees); provided, that, the parties agree that Executive shall not be eligible for a merit based increase in Base Salary for 2025. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.
(b)Bonus and Incentive Compensation. Executive shall be entitled to equitable participation in incentive compensation, bonuses, and annual long-term incentives in any plan or arrangement of the Employer in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement. For 2024, the parties agree that Executive shall be eligible to receive a pro-rated annual short-term incentive award which shall be determined based on 2024 Company performance and pro-rated based on the portion of the performance period beginning on the Start Date and ending on December 31, 2024.
(c)Sign-On Equity Grant. As soon as practicable following the Start Date and subject to the approval of the Board or a committee of the Board, Executive shall be granted a long-term incentive award pursuant to the Company’s 2023 Equity Incentive Plan (the “Equity Plan”) with an aggregate grant date value of two million dollars ($2,000,000) (“Sign-On Grant”). The Sign-On Grant shall have the following material terms:
(i)forty percent (40%) of the Sign-On Grant shall be in the form of time-based restricted stock units that vest on the fifth anniversary of the Start Date, subject to continued employment with the Company through such vesting date; and
(ii)sixty percent (60%) of which shall be granted as performance-based restricted stock units (“PRSUs”) with a five year performance period (January 1, 2025 through December 31, 2029) and the PRSUs shall vest based on the achievement of the performance goals specified in the Sign-On Grant agreement and summarized in Exhibit A to this Agreement and continued employment with the Employer through the applicable settlement date.
The terms and conditions of the Sign-On Grant shall be subject to the final approval by the Board or a committee of the Board and set forth in the applicable award agreement.
(d)Employee Benefits. The Employer shall provide Executive with employee benefit plans, arrangements and perquisites at least substantially equivalent to those provided to other senior executives of the Employer, except as to any changes that are applicable to all participating employees. Without limiting the generality of the foregoing provisions of this Section 3(d), Executive will be entitled to certain initiation fees and monthly social club dues, use of a company automobile, as well as being entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, profit-

sharing plans, health-and-accident insurance plans, individual life insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements.
(e)Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Employer’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Employer’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Employer’s personnel policies as in effect from time to time.
(f)Relocation. In connection with Executive’s relocation to the Employer’s offices in Billings, Montana, Executive shall receive (i) a one-time relocation payment of $50,000, (ii) reimbursement for reasonably appropriate house hunting trips for Executive and one other individual, (iii) moving expenses for household goods, vehicles and family members, (iv) temporary housing for up to ninety (90) days, with such reimbursement not to exceed $10,000 in the aggregate and (v) reimbursement of closing costs on the sale of Executive’s existing home, up to six percent (6%) of the sale price of the home, with such amount pursuant to this clause (v) not to exceed $85,000 in the aggregate (the amounts provided pursuant to clauses (i) through (v), the “Relocation Amounts”), with any reimbursements pursuant to this Section 3(f) to be subject to presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require. In the event that Executive’s employment is terminated by the Employer for Cause or he resigns from his employment for any reason other than Good Reason prior to the date that is six (6) months following the Start Date, Executive will be required to promptly repay the Relocation Amounts to the Employer and in no event shall such repayment occur more than thirty (30) days following the date of the termination of employment.
(g)Expense Reimbursements. The Employer shall also pay or reimburse Executive for all reasonable travel, entertainment, and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15th of the year following the year in which such right to such payment or reimbursement occurred.
(h)Legal Fees to Review Agreement. Executive may elect to retain counsel to review this Agreement. Upon presentation of reasonable documentation, the Company shall reimburse Executive for reasonable and customary attorneys’ fees incurred in connection with the review and finalization of this Agreement and Executive’s equity documents, up to a maximum amount of $25,000 in the aggregate, with the timing of any such reimbursement to be consistent with Section 409A of the Internal Revenue Code (the “Code”).
4.PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
(a)Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs either six (6) months preceding or within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:
(i)the involuntary termination of Executive’s employment hereunder by the Employer for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Disability or death), Section 7 (due to Retirement), or Section 8 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Code; or

(ii)Executive’s resignation from the Employer’s employ upon any of the following, unless consented to by Executive:
(A)a material diminution in Executive’s duties or responsibilities to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Employer);
(B)a material reduction in Base Salary or annual incentive opportunity (bonus and long-term) to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in Base Salary or annual bonus opportunity that is generally applicable to officers of the Company or as a result of any change in applicable law or regulatory guidance);
(C)a geographical relocation of Executive’s principal office by more than fifty (50) miles; or
(D)a material breach of this Agreement by the Employer (including the failure to grant the Sign-On Grant as contemplated by Section 3(c)) or notice by the Board of non-renewal of this Agreement pursuant to Section 2(a).
Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after Executive has actual knowledge of the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Employer shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Employer may elect to waive said thirty (30) day period.
(b)Upon the occurrence of an Event of Termination, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) two (2) times Base Salary, plus (ii) two (2) times the average of the annual incentive compensation paid to Executive during the three completed full years immediately prior to the year in which the Event of Termination occurs (which, for the avoidance of doubt, shall not include any annual incentive compensation paid with respect to 2024) and if there have been fewer than three completed years of annual incentive compensation prior to the year in which the Event of Termination occurs, it will be the average of the completed years prior to the year in which the Event of Termination occurs (which, for the avoidance of doubt, shall not include any annual incentive compensation paid with respect to 2024). Such amount shall be payable as salary continuation that will be paid over twelve (12) months commencing on the 10th day following Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Payments of this salary continuation will be paid in equal installments at the times and in the manner consistent with the Employer’s payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, upon the occurrence of an Event of Termination, any unvested portion of the Sign-On Grant shall vest (or, in the case of PRSUs, be eligible to vest) pro rata based on the portion of a three (3)-year service period, commencing on the Start Date, that Executive actually provided service to the Company (but not over 100 percent) (with the number of PRSUs eligible to vest based on the achievement of the applicable performance goals to be determined based on the same method of proration), subject in the case of PRSUs to actual performance during the remainder of the scheduled term of such award. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until (i) Executive executes a release (the “Release”) of any claims he has or may have against the Employer and its affiliates, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations, or grievances arising from or relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law, claims for indemnification, advancement or under applicable directors and officers insurance policies or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement, and (ii) the payments and benefits shall not begin before the date Executive has signed (and not revoked) the Release and the Release has become irrevocable under the time period set forth under applicable law. The Release must be executed and become irrevocable by the 60th day following the date of the Event of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 4(b) will be paid, or commence, in the second calendar year.
(c)Upon the occurrence of an Event of Termination, the Employer shall provide for twenty-four (24) months, at the Employer’s expense, nontaxable medical (including any employer contributions to a health savings account), health, vision, and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Employer for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Employer’s employees. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly- compensated employees), or, if participation by Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay Executive a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(d)For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employer and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the twelve (12) months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted in a manner consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A, and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.
(e)In the event that the Company acquires an entity in a transaction that does not constitute a Change in Control (as defined in Section 5(b) below) and such transaction results in an Event of Termination for the Executive within eighteen (18) months following the effective date of the transaction:
(i)the payment to the Executive described in Section 4(b), as severance pay or liquidated damages, or both, shall be increased to an amount equal to the sum of two and a half (2.5) times Base Salary, plus two and a half (2.5) times the average of the annual incentive compensation paid to Executive during the three completed full years immediately prior to the year in which the Event of Termination occurs (which, for the avoidance of doubt, shall not include any annual incentive compensation paid with respect to 2024) and if there have been fewer than three completed years of annual incentive compensation prior to the year in which the Event of Termination occurs, it will be the average of the completed years prior to the year in which the Event of Termination occurs (which, for the avoidance of doubt, shall not include any annual incentive compensation paid with respect to 2024), payable in accordance with Section 4(b);
(ii)any unvested portion of the Sign-On Grant shall vest in full, in the case of PRSUs based on target performance; and
(iii) the Employer shall provide the benefits set forth in Section 4(c) for thirty (30) months, and such benefits shall otherwise be provided in accordance with Section 4(c).

5.CHANGE IN CONTROL.
(a)Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.
(b)For purposes of this Agreement, the term “Change in Control” shall have the same meaning as the term “Change in Control” has in the Equity Plan.
(c)Upon the occurrence of an Event of Termination (as defined in Section 4 hereof) either within six (6) months preceding or within eighteen (18) months following a Change in Control, Executive shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to the sum of: (i) two and a half (2.5) times Base Salary, plus (ii) two and a half (2.5) times the annual cash incentive at Target (as such term is defined in the annual cash incentive plan) in effect for Executive in the year in which the Change in Control occurs, plus (iii) a pro rata portion of the Executive’s Target bonus for the calendar year in the year in which the Event of Termination occurs. Such amount shall be payable as salary continuation that will be paid over eighteen (18) months commencing on the 10th day following Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Payments of this salary continuation will be paid in equal installments at the times and in the manner consistent with the Employer’s payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, upon the occurrence of such an Event of Termination, any unvested portion of the Sign-On Grant shall vest in full, in the case of PRSUs based on target performance.
(d)Upon the occurrence of an Event of Termination (as defined in Section 4 hereof) either six (6) months preceding or within eighteen (18) months following a Change in Control, the Employer (or its successor) shall provide for twenty-four (24) months, at the Employer’s (or its successor’s) expense, nontaxable medical (including any employer contributions to a health savings account), health, vision and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Employer for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Employer’s employees and then the coverage provided to Executive shall be commensurate with such changed coverage. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly-compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(e)Limitation on Payments Under Certain Circumstances.
(i)In the event the receipt of all payments or distributions in the nature of compensation (within the meaning of Code Section 280G(b)(2)), whether paid or payable pursuant to Agreement or otherwise (the “Change in Control Benefits”) would subject Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Payments shall not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Executive would receive, on a net after-tax benefit, if Executive is paid the Reduced Amount under the Agreement.

(ii)If it is determined that the Payments should be reduced since Executive would not have a greater net after-tax amount of aggregate Payments, the Bank shall promptly give Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 5 shall be binding upon Executive and shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.
6.TERMINATION FOR DISABILITY OR DEATH.
(a)Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) Executive is determined to be totally disabled by the Social Security Administration. Upon the termination of Executive’s employment based on Disability, Executive shall be entitled to receive benefits in accordance with the terms and provisions of all short-term and/or long-term disability plans maintained by the Employer for its executives.
(b)In the event of Executive’s death during the term of this Agreement, his or her estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following death to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Employer.
7.TERMINATION UPON RETIREMENT.
Termination of Executive’s employment based on “Retirement” shall mean Executive’s voluntary termination of employment for any reason other than Good Reason, death or Disability, at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive’s consent as it applies to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement. Executive shall be entitled to all benefits under any retirement plan of the Employer and other plans to which Executive is a party.
8.TERMINATION FOR CAUSE.
(a)The Employer may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” The term “Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to Executive:
(1)willful dishonesty in performing Executive’s duties on behalf of the Employer;
(2)material incompetence in performing Executive’s duties on behalf of the Employer;
(3)willful misconduct that in the judgment of the Board will likely cause economic damage to the Employer or injury to the business reputation of the Employer;
(4)breach of fiduciary duty involving personal profit;
(5)material breach of the Employer’s Code of Conduct;
(6)intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(7)willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that Executive was guilty of conduct constituting Cause as described above, the Board may suspend Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which Executive shall be given the opportunity to be heard before the Board. Upon a finding of Cause, the Board shall deliver to Executive a Notice of Termination, as more fully described in Section 10 below.
(b)For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer.
9.RESIGNATION FROM BOARDS OF DIRECTORS.
In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Employer and as an officer or director of any affiliate of the Employer, including, without limitation, the board of directors of the First Interstate BancSystem Foundation, shall immediately terminate. This Section 9 shall constitute a resignation notice for such purposes.
10.NOTICE.
(a)Any purported termination by the Employer for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Employer that a dispute exists concerning the termination, the Parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Employer shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Employer shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
(b)Any other purported termination by the Employer or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 10(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute, the Employer shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is twenty-four (24) months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of his employment is disputed by the Employer, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination. If it is determined that

Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.
(c)For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
11.POST-TERMINATION OBLIGATIONS.
(a)Non-Solicitation. Executive hereby covenants and agrees that, during the Restricted Period, he shall not, without the written consent of the Employer, either directly or indirectly (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Employer, or any of their respective subsidiaries or affiliates, to terminate his employment, or (ii) solicit banking or other financial services business from any customer of the Employer or their subsidiaries, divert or attempt to divert any business from the Employer or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Employer or any other person or entity associated or doing business with the Employer (or proposing to become associated or to do business with the Employer) to terminate such person’s or entity’s relationship with the Employer (or to refrain from becoming associated with or doing business with the Employer) or in any other manner to interfere with the relationship between the Employer and any such person or entity.
(b)Competition. During the Restricted Period, Executive may not, without prior written approval of the Board, own, operate, manage, control, engage in, participate in, invest in, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, be employed by or perform any services (alone or in association with any person) for, any person (or on behalf of Executive) that engages in, owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer in Employer’s Markets at any time during the Restricted Period, in which case, in addition to other remedies contemplated by this Agreement, Executive agrees to forfeit any future severance benefits and return to Employer any severance benefits already paid pursuant to Section 4 or 5 of this Agreement. Nothing in this Agreement shall prevent Executive from passive investments of less than 1% in public companies or indirect investments through 401(k) plans, mutual funds, etc. For purposes of this paragraph, “Employer’s Markets” is defined as follows:
(1)if an Event of Termination (as defined in Section 4 hereof) does not occur within either the six (6) months preceding or within eighteen (18) months following a Change of Control, “Employer’s Markets” means any State or Territory of the United States in which First Interstate Bank operates branches at the time of Executive’s termination (other than any State or Territory in which First Interstate Bank’s aggregate market share is less than 1%); or
(2)if an Event of Termination (as defined in Section 4 hereof) occurs within either the six (6) months preceding or within eighteen (18) months following a Change of Control, “Employer’s Markets” means any State or Territory of the United States in which First Interstate Bank operated branches immediately prior to the Change in Control (other than any State or Territory in which First Interstate Bank’s aggregate market share is less than 1%).
(c)As used in this Agreement, “Restricted Period” is defined as follows:
(1)if an Event of Termination (as defined in Section 4 hereof) does not occur within either the six (6) months preceding or within eighteen (18) months following a Change of Control, the “Restricted Period” shall be the period from and after the termination of Executive’s employment with Employer (the “Termination Date”) until eighteen (18) months after the Termination Date; or

(2)if an Event of Termination (as defined in Section 4 hereof) occurs within either the six (6) months preceding or within eighteen (18) months following a Change of Control, the “Restricted Period” shall be the period from the Termination Date until twenty-four (24) months after the Termination Date.
(d)As used in this Agreement, “Confidential Information” means, subject to Section 11(g) of this Agreement, information belonging to the Employer that is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation: financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Employer. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Employer, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Employer with respect to all Confidential Information. At all times, both during Executive’s employment with the Employer and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing Executive’s duties to the Employer.
(e)Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employer or any of its subsidiaries or affiliates.
(f)All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11. The Parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
(g)Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to Employer. Employer may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying Employer that Executive is going to make a report or disclosure to law enforcement. Further, pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, the Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
12.SOURCE OF PAYMENTS.
Notwithstanding any provision in this Agreement to the contrary, payments and benefits, as provided for under this Agreement, will be paid by the Company and Bank in proportion to the level of activity and the time expended by Executive on activities related to the Company and Bank, respectively, as determined by the Employer.
13.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement constitutes the entire agreement and understanding between Executive and the Company or Bank, with respect to the subject matter hereof, and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to such subject matter.
14.NO ATTACHMENT; BINDING ON SUCCESSORS.
(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(b)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
15.MODIFICATION AND WAIVER.
(a)This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.
(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16.REQUIRED PROVISIONS.
(a)The Employer may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
(b)If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)If Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g) (1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting Parties shall not be affected.
(d)If the Employer is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting Parties.
(e)All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or the Regulator’s designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or the Regulator’s designee at the time the Regulator or the Regulator’s designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.
(f)Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
17.SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
18.HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19.GOVERNING LAW.
This Agreement shall be governed by the laws of the State of Montana except to the extent superseded by federal law.
20.ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Employer and the third arbitrator shall be selected by the arbitrators selected by the Parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Employer shall pay all fees in connection with the arbitration, but each party shall be responsible for the party’s own attorney’s fees. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.INDEMNIFICATION.
(a)Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employer or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
(b)Any indemnification by the Employer shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.
22.WITHHOLDING.
All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.
23.EXECUTIVE REPRESENTATIONS.
Executive hereby represents and warrants that Executive’s employment with Employer on the terms and conditions set forth herein and Executive’s execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that Executive is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of Executive’s obligations hereunder or prevent the full performance of Executive’s duties and obligations hereunder.
24.COUNTERPARTS.
This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, it being understood that all of the parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party.
25.NOTICE.
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Chair of the Board First Interstate BancSystem, Inc. 401 North 31st Street Billings, Montana 59116-0918

To Executive:	James Reuter
At the address last appearing on the personnel records of the Bank

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ STEPHEN B. BOWMAN
Name: Stephen B. Bowman
Title: Chair of the Board

FIRST INTERSTATE BANK

By:	/s/ MARCY D. MUTCH
Name: Marcy D. Mutch
Title: EVP, Chief Financial Officer

EXECUTIVE

By:	/s/ JAMES REUTER
Name: James Reuter